Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 31, 2022, with respect to the consolidated financial statements of Chief E&D Holdings, LP included in this Current Report of Chesapeake Energy Corporation on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Chesapeake Energy Corporation on Forms S-3 (File No. 333-263820, File No. 333-256214, and File No. 333-260833) and Forms S-8 (File No. 333-253340 and File No. 333-260834).

/s/ GRANT THORNTON LLP

Dallas, Texas
May 18, 2022